Exhibit 99.1

Allied Nevada Provides Preliminary Second Quarter Operating Results

Update on Expansion Projects and Development Plans

July 22, 2013 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada”, “we”, “us”, “our” or the “Company”) (TSX: ANV; NYSE MKT: ANV) reports preliminary production of 39,195 ounces of gold and 132,841 ounces of silver in the second quarter of 2013. Sales in the second quarter totaled 41,512 ounces of gold and 146,303 ounces of silver. For the first half of 2013, Hycroft produced 77,214 ounces of gold and 320,841 ounces of silver and sold 68,768 ounces of gold and 321,069 ounces of silver. Production and sales in the first half of 2013 did not meet guidance primarily as a result of metals not being released from the Lewis leach pad as expected. We have determined that a significant portion of the ore placed on the Lewis leach pad in late 2012 and early 2013, when the mining rate was increasing significantly, had not been properly leached due to insufficient solution application. We have begun a program to remediate the Lewis leach pad, and have completed the first step by identifying dry areas through drilling and geophysics. Drilling and metallurgical data obtained is being used to design a program that will introduce process solutions directly into these dry areas. We expect to receive permits in August to allow us to increase solution flow to the pads. It is anticipated that we will begin to see incremental production increases from the Lewis leach pad in the fourth quarter.

Loading of the North Leach pad began on May 7, 2013, with the first solution being introduced to the pad ahead of schedule on May 15, 2013. Construction of the gyratory crusher has progressed well and we expect the crusher to be commissioned in the third quarter, as planned. Construction of the 21,500 gallon per minute (“gpm”) Merrill-Crowe plant has progressed well and we expect the first 6,000 gpm to be available in the third quarter, as planned. The second wire rope shovel has been completed and commissioning has begun earlier than anticipated.

“In the last five months I have uncovered a number of previous operating errors that have set the mine back in achieving targets,” commented Randy Buffington. “While disappointing, these issues are not insurmountable and I am confident that the operating team we have in place and the steps they’re taking to remedy the issues will turn things around, though not without impacting production and sales guidance for the year. Additionally, we are pursuing other initiatives to reduce costs, including eliminating all exploration activities and reviewing staffing requirements and corporate general and administrative costs.”

We expect full year production and sales guidance to be in the range of 175,000 to 200,000 ounces of gold and 0.9 to 1.1 million ounces of silver, given the issues discussed above.

We expect to provide second quarter financial results during the week of August 5, 2013, and will also provide an update on the mill expansion and concentrate oxidation test work at that time.

For further information on Allied Nevada, please contact:

Randy Buffington	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws) and the Private Securities Litigation Reform Act, that are intended to be covered by the safe harbor created by such sections. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. Such forward-looking statements include, without limitation, statements regarding expectations regarding gold and silver recovery; delays in processing gold and silver; anticipated sales, costs and project economics; the realization, scope, size and capital requirements of expansion and construction activities and the timing thereof; reserve estimates; future business strategy, plans and goals and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks and uncertainties inherent to its Hycroft project expansion, risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q (which may be secured from us, either directly at the SEC website at www.sec.gov). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Preliminary Second Quarter 2013 Operating Results	2